Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces Second Quarter 2012 As-Adjusted EPS of $1.55;

As-Adjusted Continuing EPS of $0.73, Up 143%;

As-Adjusted Discontinued EPS of $0.82 Up 37%;

Increases Full Year As-Adjusted 2012 EPS Guidance

WOODLAND PARK, N.J., July 19, 2012 — Cytec Industries Inc. (NYSE: CYT) announced today net earnings attributable to Cytec for the second quarter 2012 of $35.7 million or $0.76 per diluted share on net sales from continuing operations of $404 million. For purposes of financial statements presentation, the Coating Resins segment is now classified as discontinued operations. Earnings from continuing operations were $8.6 million or $0.18 per diluted share. Earnings from discontinued operations were $27.5 million or $0.59 per diluted share. Net earnings attributable to noncontrolling interests (which are associated with the discontinued operations) were $0.4 million or $0.01 per diluted share. Included in the quarter are several special items that total $37.3 million of net expense after-tax, or $0.79 per diluted share, and are outlined further in this release ($0.55 attributable to continuing operations and $0.24 attributable to discontinued operations). Excluding these special items, net earnings attributable to Cytec were $73.0 million or $1.55 per diluted share, earnings from continuing operations were $34.3 million or $0.73 per diluted share, and earnings from discontinued operations were $38.7 million or $0.82 per diluted share.

Net earnings for the second quarter of 2011 were $35.1 million or $0.70 per diluted share on net sales of $347 million. Earnings from continuing operations were $14.0 million or $0.28 per diluted share. Earnings from discontinued operations were $21.9 million or $0.44 per diluted share. Net earnings attributable to noncontrolling interests (which are associated with the discontinued operations) were $0.8 million or $0.02 per diluted share. Included in the quarter were several special items that totaled $9.7 million of net expense after-tax or $0.19 per diluted share ($0.01 attributable to continuing operations and $0.18 attributable to discontinued operations). Excluding the special items, earnings attributable to Cytec were $44.8 million or $0.90 per diluted share, earnings from continuing operations were $14.9 million or $0.30 per diluted share, and earnings from discontinued operations were $29.9 million or $0.60 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “We delivered excellent second quarter results in the face of macroeconomic uncertainties. On a consolidated level, excluding Coating Resins, which is now classified as discontinued operations, sales increased across all regions with volume growth of 13% compared to the prior year period. Our In Process Separation business had another record sales and earnings quarter with strong volume and higher margins. Engineered Materials sales increased 21% compared with the prior year quarter, due to robust volume growth across all of the aerospace end markets. In Additive Technologies the European economic environment remained challenging for certain specialty additive products. However, this softness was largely offset by strong demand in North America and Asia Pacific for our higher value polymer additives products. Our second quarter results demonstrate the strength of our continuing businesses and our ability to deliver sustained growth.”

Mr. Fleming continued, “We also made excellent progress executing our portfolio transformation strategy to increase our focus on our growth businesses. We announced the sale of our pressure sensitive adhesives product line, initiated the formal sales process for Coating Resins, acquired assets in India to support growth in mining chemicals, and announced the intention to acquire Umeco to strengthen our position in advanced composite materials. I could not be more pleased with our ability to manage these projects while continuing to meet or exceed our earnings targets. We are successfully positioning ourselves as a higher growth and more profitable organization with significant opportunities ahead to deliver long-term value.”

Cytec Engineered Materials sales increased 21% to $230 million; Operating Earnings increased to $38.7 million.

In Engineered Materials, selling volumes increased by 17% versus the second quarter 2011 driven primarily by higher build rates across the entire aerospace sector including large commercial aircraft programs, business and regional jet markets, military programs, and rotorcraft markets. Selling prices increased sales by 4%.

Operating earnings of $38.7 million were up versus earnings of $28.1 million in the prior year quarter, principally as a result of the higher selling volumes and selling prices, which were partially offset by higher spending to meet the increased production levels. The higher selling prices more than covered the increased raw material costs of approximately $4.0 million. Earnings were reduced by approximately $3.5 million related to scheduled maintenance work and the associated downtime in our carbon fiber plant. Expenses of approximately $1.0 million were recorded related to successful conclusion of union contract negotiations at one of our U.S. manufacturing sites and bad debt expense of $0.8 million was recorded related to a customer in Spain.

Cytec In Process Separation sales increased 22% to $100 million; Operating Earnings increased to $27.1 million.

In Process Separation selling volumes increased by 16% versus the second quarter 2011, primarily as a result of higher demand in mining chemicals which included two new mine fills in Africa resulting in incremental sales of $6.7 million. The integration of the acquired assets in India is progressing well as we started work on the necessary process and capital upgrades to begin producing our mining technologies in the fourth quarter 2012. Demand was also strong for our phosphine chemical products across all key markets. Selling prices increased by 7% and the impact of changes in exchange rates decreased sales by 1%.

Operating earnings were $27.1 million versus $15.6 million in the prior year quarter principally due to higher selling volumes, and improved margin coming from higher selling prices and better product mix, partially offset by increased operating expenses to support the growth initiatives in this segment.

Cytec Additive Technologies sales decreased 2% to $74 million; Operating Earnings increased to $13.7 million.

In Additive Technologies, overall selling volumes were down 1% versus the second quarter 2011 due to lower demand for specialty additives which was mostly offset by increased selling volumes for higher value polymer additives products. Selling prices increased 2% and the impact of changes in exchange rates decreased sales by 3%.

Operating earnings of $13.7 million were up versus $10.6 million in the second quarter of 2011 mainly as a result of higher selling prices, favorable product mix and lower manufacturing and operating expenses.

Corporate and Unallocated

For the three and six months ended June 30, 2012 continuing costs previously allocated to Coating Resins but now included as part of corporate and unallocated were $17.6 and $34.8 million, respectively. For the three and six months ended June 30, 2011, these costs were $17.5 and $34.6 million, respectively. We have plans in place to eliminate up to two-thirds of stranded costs within 60-90 days of the closing of Coating Resins transaction, and we are committed to further reducing these costs over the next 12-24 months.

Discontinued Operations

In May 2012, we announced the definitive agreement to sell our Pressure Sensitive Adhesives (PSA) product line to Henkel, and separately, the initiation of a formal sale process for our remaining Coating Resins business. Accordingly, all of the Coating Resins segment has been classified as discontinued operations.

The following covers Coating Resins sales and earnings as they would have been reported if they had not been required to be classified as discontinued operations. Sales were $394 million down 13% in the second quarter 2012 versus $451 million in the same period 2011. Selling volumes were down 8% with a portion of this reduction due to our decision to exit certain low margin products. Selling prices remained flat year over year and the impact of changes in exchange rates decreased sales by 5%. Operating earnings would have increased to $39.2 million versus $30.0 million in the second quarter 2011 primarily due to lower raw material costs and the benefit of decreased manufacturing and operating expenses related to cost reduction initiatives taken in 2011.

Coating Resins Sale Process

The formal sale process for Coating Resins is underway and the Company remains on track to complete this transaction by the end of the fourth quarter.

Umeco Acquisition Process

We announced our plan to acquire Umeco Plc on April 12th. The acquisition process continues to progress according to the plan and we expect to close this transaction shortly.

Special Items

In the second quarter of 2012 a number of special items were recorded that resulted in net pre-tax charges of $22.1 million ($15.8 million after-tax) and $21.5 million of income tax expense ($37.3 million net charges on an after-tax basis or $0.79 per diluted share) as follows:

Continuing Operations:

•

Included in Corporate and Unallocated as Research and Process Development expense is a pre-tax charge of $0.7 million ($0.4 million after-tax or $0.01 per diluted share) for incremental accelerated depreciation related to the sale-leaseback transaction of our research and development facility in Stamford, Connecticut in the third quarter of 2011.

•

Included in Corporate and Unallocated as Administrative and General expense is a pre-tax charge of $2.9 million ($2.9 million after-tax or $0.06 per diluted share) related to Umeco acquisition costs. For tax purposes, these costs will be capitalized as part of the transaction with no related tax benefit.

•

Included in Corporate and Unallocated principally in Administrative and General and Manufacturing Cost of Sales are pre-tax net restructuring charges of $11.6 million ($7.9 million after-tax or $0.17 per diluted share) related to future reductions in the stranded costs from a sale of Coating Resins.

•

Included in the Income Tax provision is $14.5 million of income tax expense ($0.31 per diluted share) related to the sale process of our Coating Resins segment. Accounting rules require establishing a tax liability on the unrepatriated earnings of foreign subsidiaries if it is management’s intention to no longer permanently reinvest such earnings. As a result of the intended sale of Coatings Resins, management’s intentions changed with regard to a portion of the unrepatriated earnings of certain foreign subsidiaries.

Discontinued Operations

Included in earnings from discontinued operations are the following.

•	A favorable pre-tax net restructuring adjustment of $3.7 million ($2.5 million after-tax or $0.05 per diluted share).

•	A net pre-tax charge of $8.9 million ($5.9 million after-tax or $0.12 per diluted share) related to costs associated with the sale process of Coating Resins.

•	A pre-tax charge of $1.7 million ($1.2 million after-tax or $0.02 per diluted share) related to an increase in the environmental liability at a certain site for new remedial design requirements.

•

A $7.0 million income tax expense ($0.15 per diluted share) related to the requirement of establishing a tax liability on a portion of the un-repatriated earnings of certain foreign subsidiaries to be sold as part of the sale of coating resins.

In the second quarter of 2011 a number of special items were recorded that resulted in net pre-tax charges of $13.7 million ($9.7 million net charges on an after-tax basis or $0.19 per diluted share) as follows:

Continuing Operations:

•	Included in Corporate and Unallocated principally in Manufacturing Cost of Sales is a pre-tax restructuring charge of $0.3 million ($0.2 million after-tax or $0.00 per diluted share).

•

Included in Other expense, net is a net pre-tax charge of $1.2 million ($0.7 million after-tax or $0.01 per diluted share) related to an increase in the environmental liability at an inactive site for new remedial design requirements.

Discontinued Operations:

•	Included in earnings from discontinued operations are pre-tax net restructuring charges of $12.2 million ($8.8 million after-tax or $0.18 per diluted share).

Income Tax Expense

Income tax expense related to continuing operations for the second quarter of 2012 was $25.4 million, compared with a tax expense of $6.4 million in the second quarter of 2011. Excluding the impact from the special items previously noted, the overall underlying annual tax rate for the second quarter of 2012 was 30.8% versus the underlying annual tax rate in the second quarter of 2011 of 31.0%.

Cash Flow

Due to the complexity of the analysis associated with presenting the Coating Resins segment as a discontinued operation, the statement of cash flows providing the separation between continued and discontinued operations, will be available in our quarterly 10-Q filing, which is expected to be filed on or about August 6, 2012. David Drillock, Vice President and Chief Financial Officer commented, “Total Cytec cash flows provided by operating activities, if Coating Resins had not been required to be classified as discontinued operations would have been $47.5 million for the second quarter 2012 versus $15.4 million in the prior year period. During the quarter, our average net working capital days were up four days at 70 days compared to the first quarter of 2012. Average accounts receivable and payable days were up one day compared with the first quarter of 2012 at 50 and 57 days, respectively. Average inventory days were up five days to 78 days compared with the first quarter of 2012 mostly as a result of the higher demand within our growth platforms”

“Capital spending for the quarter was $39 million with over 60% of the spending attributable to our growth platforms. Our expectation for capital spending for the full year 2012 remains approximately $200 million with all of the increase from prior year related to manufacturing capacity expansions in the Engineered Materials and In Process Separation segments.”

Mr. Drillock added, “In anticipation of the closing of the Umeco acquisition, we borrowed approximately $170 million, net on our previously unused $400 million credit facility. We expect to reduce this borrowing from our internal cash generation and anticipated proceeds from the sale of the pressure sensitive adhesives product line.”

2012 Outlook

Mr. Fleming continued, “In Engineered Materials, demand remains strong led by large commercial aircraft programs and business and regional jets. In military, we do anticipate a bit slower demand in the near term related to the JSF program. A labor strike at our customer has now concluded but we believe excess inventory will remain in the supply chain for the balance of the year. Given the steady demand across all sectors, our full year forecast remains unchanged with sales projected to be in a range of $880 to $920 million and operating earnings are projected to be in a range of $170 million to $180 million, well up from the 2011 operating earnings of $125 million.

“As we announced back in April, Umeco and Cytec remain independent companies until the transaction closes which we expect to occur imminently. We anticipate that we will report the Umeco businesses as a separate reportable segment through December 31, 2012 and that commencing in first quarter of 2013, our Engineered Materials segment and the Umeco segment will be reformed into two new segments, one for aerospace and the second for industrial materials. This organization will allow us to maximize the benefits of the combination and drive revenue growth and value creation. The estimated EPS accretion for the remainder of 2012 is approximately $0.20 per share for this new reportable segment.

“For the In Process Separation segment, the level of customer demand for our mining and phosphine technologies remains strong, and our penetration into additional geographies is resulting in higher volumes. We expect production of copper to remain steady and contribute to our sales growth, but we project alumina growth to soften given the recent reductions in production rate at some sites and the potential for additional slowdowns or closures at higher cost sites. As a result of continued strong demand across the segment, we are increasing our sales guidance to $380 million to $390 million from our prior sales guidance of $375 million to $385 million. As a result of the higher selling volumes, particularly the sales of newer technologies in the first half of 2012, we are raising our full year operating earnings guidance to be in a range of $85 million to $90 million, up from the previous estimate of $78 million to $83 million and up significantly from the 2011 operating earnings of $70 million.

“In Additive Technologies, polymer additives has enjoyed the benefit of the additional capacity we brought on stream earlier this year to support solid demand in North America and Asia Pacific across all sectors. However, in Europe, after a good start in the agriculture film season we are seeing some demand weakness. Specialty Additives experienced growth in both Latin America and Asia Pacific regions, while Europe was weak across most product lines and this is expected to continue throughout the year. Given the optimism by North America and Latin America customers, demand in these regions should offset the weakness in Europe. Therefore, our full year forecast remains unchanged with sales estimate of $290 million to $300 million compared to sales of $287 million in 2011 and for full year operating earnings to be in a range of $40 million to $45 million.

“The guidance for Corporate and Unallocated expenses is approximately $86 to $88 million for the year including continuing costs previously allocated to Coating Resins. Other Expense is forecasted to be approximately $2 million, and interest expense, net is expected to be approximately $34 million which includes the reduction for capitalized interest related to recently announced capacity expansion projects for our growth platforms. The forecast for the underlying annual tax rate is expected to be in a range of 30.5% to 31.5%.

“For Coating Resins, customers remain cautious as they manage inventory through uncertainties. We have been successful in offsetting previous increases in raw material costs with higher pricing. Given the recent reductions across the propylene value chain we anticipate selling prices to ease, although we expect to maintain our improved marginal income percentage. Although Europe fundamentals remain weak across our industrial markets, the pricing discipline we have demonstrated in the marketplace coupled with our focus on selling our higher value technologies has resulted in better first half earnings results. However, economic activity in Europe continues to be slow and prolonged uncertainty will put pressures on our end consumers in this region. Coupled with expected pricing pressures from lower raw material costs, we are lowering our full year sales projections to be in a range of $1,520 million to $1,600 million compared to sales of $1,657 million in 2011. However, due to better than expected results for the first half of 2012 from our disciplined value pricing and the benefits of prior year restructuring and product rationalization initiatives, we are increasing our full year operating earnings guidance. We now expect operating earnings to be in a range of $82 million to $87 million, up from prior estimate of $70 to $75 million which represents a significant increase versus 2011 operating earnings of $69 million. This guidance is on the basis prior to classifying this segment as a discontinued operation which includes continuing costs previously allocated to this segment of approximately $68 million for 2012. Operating earnings excluding the continuing costs is expected to be in a range of $150 million to $155 million.”

Mr. Fleming continued, “I am extremely pleased with the overall performance of the businesses and we remain focused on executing our strategic initiatives to deliver growth and create value for our shareholders. Our revised guidance for 2012 full year adjusted diluted earnings per share is now in a range of $4.60 to $4.90. Our guidance for 2012 full year as adjusted diluted earnings per share for continuing operations is expected to be in a range of $2.45 to $2.70 on sales from continuing operations of $1.55 billion to $1.58 billion. Guidance for adjusted earnings per share for discontinued operations is expected to be in a range of $2.15 to $2.20. These estimates do not include our expected earnings accretion from Umeco acquisition of $0.20 per diluted share. We will update our full year guidance to include the accretion impact once closing is completed.”

Six Month Results

Net earnings attributable to Cytec for the six months ended June 30, 2012 were $88.8 million or $1.90 per diluted share on net sales of $782 million. Earnings from continuing operations were $38.9 million or $0.83 per diluted share. Earnings from discontinued operations were $50.9 million or $1.09 per diluted share. Net earnings attributable to noncontrolling interests (which are associated with the discontinued operations) were $1.0 million or $0.02 per diluted share.

Special Items

During the six month ended June 30, 2012, a number of special items were recorded that resulted in net pre-tax charges of $32.3 million ($22.6 million after-tax) and $21.5 million of income tax expense ($44.1 million net charges on an after-tax basis or $0.94 per diluted share) as follows:

Continuing Operations:

•

Included in Corporate and Unallocated as Research and Process Development is a pre-tax charge of $1.3 million ($0.9 million after-tax or $0.02 per diluted share) for incremental accelerated depreciation related to the sale-leaseback transaction of our research and development facility in Stamford, Connecticut in the third quarter of 2011.

•

Included in Corporate and Unallocated as Administrative and General Expense is a pre-tax charge of $2.9 million ($2.9 million after-tax or $0.06 per diluted share) related to Umeco acquisition costs. For tax purposes, these costs will be capitalized as part of the transaction with no related tax benefit.

•

Included in Corporate and Unallocated principally in Administrative and General and Manufacturing Cost of Sales are pre-tax net restructuring charges of $11.4 million ($7.8 million after-tax or $0.17 per diluted share) related to future reductions in the stranded costs from a sale of Coating Resins.

•

Included in the Income Tax provision is $14.5 million of income tax expense ($0.31 per diluted share) related to the sale process of our Coating Resins segment. Accounting rules require establishing a tax liability on the unrepatriated earnings of foreign subsidiaries if it is management’s intention to no longer permanently reinvest such earnings. As a result of the intended sale of Coatings Resins, management’s intentions changed with regard to a portion of the unrepatriated earnings of certain foreign subsidiaries.

Discontinued Operations:

Included in earnings from discontinued operations are the following.

•	A net pre-tax charge of $15.1 million ($9.8 million after-tax or $0.21 per diluted share) related to costs associated with the sale process of Coating Resins.

•	A favorable pre-tax net restructuring adjustment of $0.2 million ($0.0 million after-tax or $0.00 per diluted share).

•	A pre-tax charge of $1.7 million ($1.2 million after-tax or $0.02 per diluted share) related to an increase in the environmental liability at a certain site for new remedial design requirements.

•

A $7.0 million of income tax expense ($0.15 per diluted share) related to the requirement of establishing a tax liability on a portion of the un-repatriated earnings of certain foreign subsidiaries to be sold as part of the sale of coating resins.

Excluding these special items, net earnings attributable to Cytec were $132.9 million or $2.84 per diluted share, earnings from continuing operations were $65.0 million or $1.39 per diluted share, and earnings from discontinued operations were $67.9 million or $1.45 per diluted share.

Net earnings for the six months ended June 30, 2011 were $118.3 million or $2.36 per diluted share on net sales of $683 million. Earnings from continuing operations were $28.5 million or $0.57 per diluted share. Earnings from discontinued operations were $91.3 million or $1.82 per diluted share. Net earnings attributable to noncontrolling interests (which are associated with the discontinued operations) were $1.5 million or $0.03 per diluted share.

For the six months ended June 30, 2011, a number of special items were recorded that resulted in net pre-tax charges of $12.9 million ($9.1 million net charges on an after-tax basis or $0.18 per diluted share) as follows:

Continuing Operations:

•

Included in Other expense, net is a net pre-tax charge of $4.4 million ($2.7 million after-tax or $0.05 per diluted share) related to an increase in the environmental liability at inactive sites for updated estimates of future remedial costs.

•

Included in Gain on sale of assets is a pre-tax gain of $3.3 million ($2.1 million after-tax or $0.04 per diluted share) related to a sale of land at our manufacturing site in Colombia which was shutdown in the second half of 2009.

•	Included Corporate and Unallocated principally in Manufacturing cost of sales is a pre-tax net restructuring charge of $0.4 million ($0.3 million after-tax or $0.01 per diluted share).

Discontinued Operations:

•	Included in earnings from discontinued operations are pre-tax net restructuring charges of $11.4 million ($8.2 million after-tax or $0.16 per diluted share).

Excluding these special items, net earnings attributable to Cytec were $127.4 million or $2.54 per diluted share, earnings from continuing operations were $29.4 million or $0.59 per diluted share, and earnings from discontinued operations were $98.0 million or $1.95 per diluted share.

Investor Conference Call to be Held on Friday, July 20, 2012 at 11:00am ET

Cytec will host their second quarter earnings release conference call on July 20, 2012 at 11:00am ET.

The conference call will also be simultaneously webcast for all investors from Cytec’s website.

Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec and earnings from discontinued operations, excluding special items and diluted earnings per share (continuing operations attributable to Cytec and earnings from discontinued operations) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty chemicals and materials technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, electronics, inks, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$404.0	$347.3	$782.0	$683.0
Manufacturing cost of sales	273.8	244.1	526.7	483.4
Selling and technical services	35.4	32.5	68.5	64.5
Research and process development	13.2	11.2	26.1	22.0
Administrative and general	36.2	26.5	62.8	51.4
Amortization of acquisition intangibles	0.9	0.8	1.7	1.6
Gain on sale of assets	0.0	0.0	0.0	3.3

Earnings from operations	44.5	32.2	96.2	63.4
Other expense, net	2.0	2.0	1.0	6.3
Net loss on early extinguishment of debt	0.2	0.2	0.2	0.3
Interest expense, net	8.3	9.6	17.0	18.8

Earnings from continuing operations before income taxes	34.0	20.4	78.0	38.0
Income tax provision	25.4	6.4	39.1	9.5

Earnings from continuing operations	8.6	14.0	38.9	28.5

Earnings from discontinued operations before gain/loss on sale, net of tax (1)	27.5	24.1	50.9	56.7
Gain/(Loss) on sale of discontinued operations, net of tax (2)	—	(2.2)	—	34.6

Earnings from discontinued operations, net of tax	27.5	21.9	50.9	91.3

Net earnings	36.1	35.9	89.8	119.8
Less: Net earnings attributable to noncontrolling interests	(0.4)	(0.8)	(1.0)	(1.5)

Net earnings attributable to Cytec Industries Inc.	$35.7	$35.1	$88.8	$118.3

Comprehensive income/(loss)	$(6.0)	$61.5	$82.5	$199.0
Less: Comprehensive income attributable to noncontrolling interest	(0.5)	(0.8)	(0.7)	(1.5)

Comprehensive income/(loss) attributable to Cytec Industries Inc.	$(6.5)	$60.7	$81.8	$197.5

Earnings per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$0.18	$0.28	$0.84	$0.58
Discontinued operations (net of non-controlling interest)	0.59	0.43	1.08	1.81

	$0.77	$0.71	$1.92	$2.39

Diluted earnings per common share
Continuing operations	$0.18	$0.28	$0.83	$0.57
Discontinued operations (net of non-controlling interest)	0.58	0.42	1.07	1.79

	$0.76	$0.70	$1.90	$2.36

Dividends per common share	$0.125	$0.125	$0.250	$0.250

Shares used in calculating earnings per common share (in 000s)
Basic	46,247	49,257	46,104	49,438
Diluted	46,963	49,918	46,796	50,088

(1)	In the second quarter of 2012, we committed to a plan to sell the assets and liabilities of our Coating Resins segment. Beginning in the second quarter of 2012, the results of operations of the Coating Resins business are reported as discontinued operations. All previously reported financial information has been revised to conform to the current presentation.
(2)	Included in three and six months ended June 30, 2011, is an after-tax (loss) gain on the sale related to our former Building Block Chemicals business of $(2.2) and $34.6, respectively.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Millions of Dollars)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net Sales:
Engineered Materials	$229.7	$190.0	$448.4	$377.0
In Process Separation	100.2	81.9	191.8	160.3
Additive Technologies
Sales to external customers	74.1	75.4	141.8	145.7
Intersegment sales	0.3	0.4	0.5	0.7

Net sales from segments	404.3	347.7	782.5	683.7
Elimination of intersegment revenue	(0.3)	(0.4)	(0.5)	(0.7)

Total consolidated net sales	$404.0	$347.3	$782.0	$683.0

	Three months ended June 30,				Six months ended June 30,
	2012	% of Sales	2011	% of Sales	2012	% of Sales	2011	% of Sales
Earnings from operations:
Engineered Materials	$38.7	16.8%	$28.1	14.8%	$83.7	18.7%	$53.2	14.1%
In Process Separation	27.1	27.0%	15.6	19.0%	50.0	26.1%	32.0	20.0%
Additive Technologies	13.7	18.5%	10.6	14.1%	20.1	14.2%	19.1	13.1%

Earnings from segments	79.5	19.7%	54.3	15.6%	153.8	19.7%	104.3	15.3%
Corporate and Unallocated, net (1)	(35.0)		(22.1)		(57.6)		(40.9)

Total earnings from operations	$44.5	11.0%	$32.2	9.3%	$96.2	12.3%	$63.4	9.3%

(1)	Corporate and Unallocated includes the following:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	$0.7	$—	$1.3	$—
Umeco acquisition costs	2.9	—	2.9	—
Net restructuring charges	11.6	0.3	11.4	0.4
Gain on sale of land	—	—	—	(3.3)
Continuing costs previously allocated to Coating Resins	17.6	17.5	34.8	34.6

Total	$32.8	$17.8	$50.4	$31.7

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

	Three Months Ended June 30, 2012 % Variance Due To			Six Months Ended June 30, 2012 % Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX

Engineered Materials	17%	4%	0%	15%	4%	0%

In Process Separation	16%	7%	-1%	11%	9%	0%

Additive Technologies	-1%	2%	-3%	-6%	5%	-2%

Total Cytec Continuing Operations	13%	4%	-1%	10%	5%	-1%

CYTEC INDUSTRIES INC.

CONSOLIDATED BALANCE SHEETS

(dollars in millions)

	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$590.6	$415.8
Trade accounts receivable, less allowance for doubtful accounts of $1.9 and $1.3 as of June 30, 2012 and December 31, 2011, respectively	218.3	184.2
Other accounts receivable	22.1	28.3
Inventories	230.8	186.5
Deferred income taxes	23.6	34.9
Other current assets	18.2	13.4
Current Assets held for sale	503.0	424.7

Total current assets	1,606.6	1,287.8

Plants, equipment and facilities, at cost	1,163.2	1,109.8
Less: accumulated depreciation	(463.8)	(388.5)

Net plant investment	669.4	721.3

Acquisition intangibles, net of accumulated amortization of $36.4 and $34.7 as of June 30, 2012 and December 31, 2011, respectively	11.6	12.2
Goodwill	339.4	314.5
Deferred income taxes	9.5	16.3
Other assets	91.2	87.1
Non-current assets held for sale	1,100.7	1,097.5

Total assets	$3,858.4	$3,536.7

Liabilities
Accounts payable	$141.3	$118.9
Short-term borrowing	10.8	3.5
Accrued expenses	134.2	126.1
Income taxes payable	15.8	20.8
Deferred income taxes	1.1	0.6
Current liabilities held for sale	285.4	252.0

Total current liabilities	588.6	521.9

Long-term debt	807.2	635.9
Pension and other postretirement benefit liabilities	255.2	277.0
Other noncurrent liabilities	202.0	208.3
Deferred income taxes	56.4	41.2
Non-current liabilities held for sale	161.9	159.1

Stockholders’ equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,592,268 at 6/30/12 and 49,586,198 shares at 12/31/11	0.5	0.5
Additional paid-in capital	461.7	461.2
Retained earnings	1,553.6	1,476.4
Accumulated other comprehensive loss	(73.5)	(66.5)
Treasury stock, at cost, 3,545,779 shares in 2012 and 4,077,360 shares in 2011	(159.6)	(185.0)

Total Cytec Industries Inc. stockholders’ equity	1,782.7	1,686.6

Noncontrolling interests	4.4	6.7
Total equity	1,787.1	1,693.3

Total liabilities and stockholders’ equity	$3,858.4	$3,536.7

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended June 30, 2012

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$8.6	$0.18
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.4	0.01
- Umeco acquisition costs	2.9	0.06
- Net restructuring charges	7.9	0.17
- Established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	14.5	0.31

Non-GAAP net earnings from continuing operations	$34.3	$0.73

GAAP earnings from discontinued operations	$27.5	$0.59
Less: Net earnings attributable to noncontrolling interests	0.4	0.01

Net earnings from discontinued operations attributable to Cytec Industries Inc.	27.1	0.58
- Net restructuring adjustments	(2.5)	(0.05)
- Coating Resins Separation costs	5.9	0.12
- Environmental liability adjustments	1.2	0.02
- Established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	7.0	0.15

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$38.7	$0.82

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$73.0	$1.55

Three Months Ended June 30, 2011

	Net earnings	Diluted EPS
GAAP earnings from continuing operations	$14.0	$0.28
- Net restructuring charges	0.2	—
- Environmental liability adjustments	0.7	0.01

Non-GAAP net earnings from continuing operations *	$14.9	$0.30

GAAP earnings from discontinued operations	$21.9	$0.44
Less: Net earnings attributable to noncontrolling interests	0.8	0.02

Net earnings from discontinued operations attributable to Cytec Industries Inc.	21.1	0.42
- Net restructuring charges	8.8	0.18

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$29.9	$0.60

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$44.8	$0.90

*	May not add due to rounding

Six Months Ended June 30, 2012

	Net earnings	Diluted EPS
GAAP earnings from continuing operations	$38.9	$0.83
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.9	0.02
- Umeco acquisition costs	2.9	0.06
- Net restructuring charges	7.8	0.17
- Established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	14.5	0.31

Non-GAAP net earnings from continuing operations	$65.0	$1.39

GAAP earnings from discontinued operations	$50.9	$1.09
Less: Net earnings attributable to noncontrolling interests	1.0	0.02

Net earnings from discontinued operations attributable to Cytec Industries Inc.	49.9	1.07
- Net restructuring adjustments	—	—
- Coating Resins Separation costs	9.8	0.21
- Environmental liability adjustments	1.2	0.02
- Established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	7.0	0.15

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$67.9	$1.45

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$132.9	$2.84

Six Months Ended June 30, 2011

	Net earnings	Diluted EPS
GAAP earnings from continuing operations	$28.5	$0.57
- Net restructuring charges	0.3	0.01
- Gain on sale of land	(2.1)	(0.04)
- Environmental liability adjustments	2.7	0.05

Non-GAAP net earnings from continuing operations	$29.4	$0.59

GAAP earnings from discontinued operations	$91.3	$1.82
Less: Net earnings attributable to noncontrolling interests	1.5	0.03

Net earnings from discontinued operations attributable to Cytec Industries Inc.	89.8	1.79
- Net restructuring charges	8.2	0.16

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$98.0	$1.95

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$127.4	$2.54

###